CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES

OF GLOBAL RESOURCE CORPORATION

SERIES A PREFERRED STOCK

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be 10,000,000 with par value of $0.001 per share.

Section 2. Voting Rights. Except as otherwise provided by the laws of the State of Nevada or by the Articles of Incorporation, as amended, on all matters submitted to a vote of the stockholders of the Corporation, the common stock with par value of $0.001 per share (the “Common Stock”) and the Series A Preferred Stock shall vote together as a single class. Each holder of Series A Preferred Stock shall have ten (10) times the number of votes equal to the number of shares of Common Stock which such holder would have been entitled to receive if such holder converted all of its Series A Preferred Shares into Common Stock on the date as of which the holders of Common Stock of record entitled to vote were determined (assuming for this purpose only that Series A Preferred Shares are convertible into fractional shares) and each holder of Common Stock shall have one vote per share of Common Stock held by such holder on the date as of which the holders of Common Stock of record entitled to vote were determined.

Section 3. Conversion.

3.1 Conversion Procedure.

(a) At any time and from time to time, the holders of the Series A Preferred Stock may convert all or any portion of the Series A Preferred Shares (including any fraction of a share) held by such holder into the number of shares of Common Stock computed by (i) multiplying the number of Series A Preferred Shares to be converted by the sum of (x) the Original Purchase Price, and (ii) dividing the resulting product by the Conversion Price then in effect.

(b) Each conversion of Series A Preferred Shares will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Shares to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series A Preferred Shares as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.
(c) As soon as possible after a conversion has been effected (but in any event within three (3) business days) the Corporation will deliver to the converting holder:
(i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(ii) a certificate representing any Series A Preferred Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.
(d) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Shares will be made without charge to the holders of such Series A Preferred Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Series A Preferred Share, the Corporation will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

(e) If any fractional interest in a share of Common Stock would, except for the provisions of this Section 3.1(d), be deliverable upon any conversion of the Series A Preferred Shares, the Corporation, in lieu of delivering the fractional share therefore, may pay an amount to the holder thereof equal to the fair market value (as reasonably determined in good faith by the Board) of such fractional interest as of the date of conversion.

3.2 Subdivision or Combination of Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

3.3 Organic Change.

(a) Corporation Survives. Upon the consummation of an Organic Change (other than a transaction in which the Corporation is not the surviving entity) the terms of the Series A Preferred Stock shall be deemed modified, without payment of any additional consideration therefore, so as to provide that upon the conversion of Series A Preferred Shares following the consummation of such Organic Change the holder of such Series A Preferred Shares shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its Series A Preferred Shares into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price made after the date of consummation of the Organic Change. All other terms of the Series A Preferred Stock shall remain in full force and effect following such an Organic Change. The provisions of this Section 3.3(a) shall similarly apply to successive Organic Changes.
(b) Corporation Does Not Survive. The Corporation shall not enter into an Organic Change that is a transaction in which the Corporation is not the surviving entity unless the surviving entity shall issue new securities, without payment of any additional consideration therefore, with terms that provide that upon the conversion of such securities following the consummation of such Organic Change, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change) such shares of stock, securities or assets as such holder would have received if such holder had converted its Series A Preferred Shares into Common Stock immediately prior to such Organic Change, in each case giving effect to any adjustment of the Conversion Price of such new securities made after the date of consummation of the Organic Change on an equivalent basis to the adjustments provided for the Series A Preferred Stock Conversion Price herein. All other terms of the new securities shall be equivalent to the terms of the Series A Preferred Stock provided for herein. The provisions of this Section 3.3(b) shall similarly apply to successive Organic Changes.

3.4 Notice. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

3.5 Mandatory Conversion. If the holders of a majority of the Series A Preferred Shares then outstanding shall so elect, by vote or written consent, then the Corporation shall require the conversion of, and the holders shall convert, all of the outstanding Series A Preferred Shares into shares of Common Stock.

3.6 No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.

3.7 Notices of Record Date. In the event that the Corporation shall propose at any time:

(a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
(b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or any other securities or property, or to receive any other rights;
(c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
(d) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock at least 20 days’ prior written notice of the earlier of (A) the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above or (B) the closing date of such event; provided, however, the holders of a majority of the then-outstanding shares of Series A Preferred Stock may waive the notice period required above. With regard to the matters referenced in (c) and (d) above, such written notice shall describe the material terms and conditions of the proposed transaction.

3.8 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation using its reasonable efforts to obtain the requisite stockholder approval for any necessary amendment to these Articles of Incorporation.

Section 4. Miscellaneous.

4.1 Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series A Preferred Shares. Upon the surrender of any certificate representing Series A Preferred Shares at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of Series A Preferred Shares represented by the surrendered certificate. Each new certificate will be registered in such name and will represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Shares represented by the surrendered certificate.

4.2 Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of an indemnity by the holder thereof reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

4.3 Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of these Designations without the prior written consent of the holders of a majority of the Series A Preferred Shares outstanding at the time such action is taken; provided that no amendment will by its terms discriminate against any holder of Series A Preferred Stock other than as a result of a difference in the number of Series A Preferred Shares held by such holders.

4.4 Notices. Except as otherwise expressed provided, all notices referred to herein will be in writing and will be delivered (i) personally, (ii) by facsimile (with receipt of appropriate confidentiality and hard copy following, (iii) by nationally recognized overnight courier or (iv) by registered or certified mail, return receipt requested, postage prepaid, and such notices will be deemed to have been given when so personally delivered, or if sent by facsimile or delivered by overnight courier, one business day after delivery, or if mailed, four days after deposited in the U.S. mail (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by notice in writing by such holder).

Section 5. Definitions.

“Board” means the Corporation’s Board of Directors.

“Conversion Price” means the Original Purchase Price as adjusted from time to time pursuant to this Sections 3.2 and 3.3 herein

“Organic Change” means any capital reorganization, reclassification, consolidation, merger, lease, or sale of all or substantially all of the Corporation’s assets to or with another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock.

“Original Purchase Price” means the applicable conversion price of Series A Preferred Stock under the Convertible Promissory Note issued by the Corporation pursuant to the Securities Purchase Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Purchase Agreement” means the Securities Purchase Agreement by and among the Corporation and the purchasers named therein that concern the purchase of the promissory note convertible into the Series A Preferred Stock.

IN WITNESS WHEREOF, I have hereto set my hand this ___ day of April, 2010.

GLOBAL RESOURCE CORPORATION

Its: _Chief Executive Officer